Exhibit 99.1

Sharon John to Join Jack in the Box Inc. Board of Directors

SAN DIEGO--(BUSINESS WIRE)--August 4, 2014--Jack in the Box Inc. (NASDAQ: JACK) today announced that Sharon John will be joining the company’s board of directors, effective September 18, 2014. John is Chief Executive Officer of Build-A-Bear Workshop, Inc., an interactive entertainment retailer with approximately 400 company and franchised Build-A-Bear Workshop stores worldwide generating close to $400 million in annual sales.

John joins the Jack in the Box Inc. board with more than 25 years of retail marketing, branding and executive management experience in the public and private sectors. Prior to joining Build-A-Bear Workshop, Inc. in 2013, she served three years as President of the Stride Rite Children’s Group, a footwear division of Wolverine Worldwide with more than 300 stores in the U.S. and abroad. From 2002 to 2010 John held several senior management roles with Hasbro Inc., most recently as General Manager and Senior Vice President of its Global Preschool/Playskool business unit and, prior to that as the Senior Vice President and General Manager of the U.S. Toy division where she managed a wide portfolio of brands, including NERF, Transformers and My Little Pony. In 2002, John founded her own toy company, Checkerboard Toys, and served as its CEO until joining Hasbro. In 1999 John was Vice President of Marketing & Product Development for the U.S. toy division of Vtech Holdings Ltd., and from 1994 to 1999 she held several senior management positions at Mattel, Inc., most recently as Vice President of International Marketing for the company’s Disney business unit. John also has experience working at top marketing and advertising agencies, including DDB Needham Worldwide and Backer Spielvolgel Bates, both in New York.

“Sharon is a tremendous addition to our board,” said Lenny Comma, chairman and CEO at Jack in the Box Inc. “For more than two decades she’s been a driving force at some of the most popular consumer brands in North America. We’re looking forward to benefiting from her extensive experience positioning businesses like Build-A-Bear Workshop and Stride Rite for growth and success as we continue to expand our Jack in the Box® and Qdoba® brands.”

John holds a bachelor’s degree in Communications from the University of Tennessee at Knoxville and an MBA in International Business and Marketing from Columbia University in New York.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,250 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Brian Luscomb, (858) 571-2291
brian.luscomb@jackinthebox.com